Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, the merger agreement provides for the merger of Merger Sub, a subsidiary of Breitburn, with and into QRE, with QRE surviving the merger as a wholly-owned subsidiary of Breitburn.

The pro forma financial statements have been prepared using the acquisition method of accounting for business combinations under U.S. GAAP.

The historical financial information included in the columns entitled “Breitburn” was derived from the unaudited financial statements included in Breitburn’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and its Annual Report on Form 10-K for the year ended December 31, 2013. The historical financial information included in the columns entitled “QRE” was derived from financial information included in QRE’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, and Annual Report on Form 10-K for the year ended December 31, 2013, which are attached as Exhibit 99.2, respectively, to this Current Report on Form 8-K.

On December 30, 2013, Breitburn completed acquisitions of oil and natural gas properties located in the Permian Basin in Texas from CrownRock, L.P. for approximately $282 million in cash, and in December 2013, Breitburn completed the acquisition of additional interests in certain of the acquired assets in the Permian Basin from other sellers for an additional $20 million (collectively, the “Permian Basin Acquisitions”).

On July 15, 2013, Breitburn completed the acquisition of certain oil and natural gas and midstream assets located in Oklahoma, New Mexico and Texas, certain CO2 supply contracts, certain crude oil swaps and interests in certain entities from Whiting Oil and Gas Corporation (“Whiting”) for approximately $845 million in cash (the “Whiting Acquisition”), including post-closing adjustments.

The unaudited pro forma combined balance sheet at June 30, 2014 has been presented to show the effect as if the merger and the pro forma adjustments had occurred on June 30, 2014. The Whiting Acquisition and the Permian Basin Acquisitions were included in Breitburn’s historical balance sheet at June 30, 2014, and, as such, there are no pro forma adjustments related to the Permian Basin Acquisitions and the Whiting Acquisition.

The unaudited pro forma combined statement of operations for the six months ended June 30, 2014 and for the year ended December 31, 2013 have been presented based on Breitburn’s individual statement of operations, and reflect the pro forma operating results attributable to the merger agreement, the Permian Basin Acquisitions and the Whiting Acquisition as if the merger and acquisitions and the related transactions had occurred on January 1, 2013. Breitburn’s historical statements of operations include operating results from the Permian Basin Acquisitions for the six months ended June 30, 2014 and, as such, there are no pro forma adjustments related to the Permian Basin Acquisitions for this period. Breitburn’s historical statements of operations include operating results from the Whiting Acquisition for the period from July 15, 2013 to June 30, 2014 and, as such, the pro forma adjustments related to the Whiting Acquisition for the period January 1, 2013 to July 15, 2013 are included for the year ended December 31, 2013.

Pro forma data is based on currently available information and certain estimates and assumptions as explained in the notes to the unaudited pro forma combined financial statements. Pro forma data is not necessarily indicative of the financial results that would have been attained had the merger agreement and Permian Basin and Whiting acquisitions occurred on January 1, 2013. As actual adjustments may differ from the pro forma adjustments, the pro forma amounts presented should not be viewed as indicative of operations in future periods.

The unaudited pro forma combined financial information is based on assumptions that Breitburn believes are reasonable under the circumstances and are intended for informational purposes only. Actual results may differ from the estimates and assumptions used. The unaudited pro forma combined financial information is not necessarily indicative of the financial results that would have occurred if these transactions had taken place on the dates indicated, nor is it indicative of future consolidated results.

Breitburn Energy Partners LP and Subsidiaries

Unaudited Pro Forma Combined Balance Sheet

As of June 30, 2014

Thousands of dollars	Breitburn Historical	QRE Historical (Note 1)	Pro Forma Adjustments (Note 2)		Breitburn Pro Forma Combined
ASSETS
Current assets
Cash	$9,015	$6,415	$743,174	(b)(c)(d)(e)	$15,430
			(743,174	)(b)(c)(d)(e)
Accounts and other receivables, net	97,630	56,116	—		153,746
Derivative instruments	2,240	15,065	—		17,305
Related party receivables	1,282	4,380	—		5,662
Inventory	9,237	—	—		9,237
Prepaid expenses	393	4,122	—		4,515

Total current assets	119,797	86,098	—		205,895
Equity investments	6,360	—	—		6,360
Property, plant and equipment
Oil and gas properties	4,988,859	2,031,538	298,042	(a)	7,318,439
Non-oil and gas assets	30,932	15,033	(277	)(a)	45,688

Property, plant and equipment	5,019,791	2,046,571	297,765		7,364,127
Accumulated depletion and depreciation	(1,049,498)	(379,083)	379,083	(a)	(1,049,498)

Net property, plant and equipment	3,970,293	1,667,488	676,848		6,314,629
Other long-term assets
Intangibles	10,282	—	—		10,282
Goodwill	—	—	778,815	(a)	778,815
Derivative instruments	3,631	14,265	—		17,896
Other long-term assets	75,489	57,894	(9,016	)(a)(b)	143,941
			19,574	(c)

Total assets	$4,185,852	$1,825,745	$1,466,221		$7,477,818

Thousands of dollars	Breitburn Historical	QRE Historical (Note 1)	Pro Forma Adjustments (Note 2)		Breitburn Pro Forma Combined
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$64,329	$42,192	$—		$106,521
Current portion of asset retirement obligation	—	4,356	—		4,356
Derivative instruments	48,827	26,009	—		74,836
Distributions payable	1,833	14,221	—		16,054
Revenue and royalties payable	36,308	—	—		36,308
Wages and salaries payable	10,817	—	—		10,817
Accrued interest payable	19,515	11,563	—		31,078
Accrued liabilities	33,743	10,643	—		44,386

Total current liabilities	215,372	108,984	—		324,356
Credit facility	655,500	715,000	333,600	(a)(b)	2,113,674
			350,000	(d)
			40,000	(e)
			19,574	(c)
Senior notes, net	1,156,618	296,852	(296,852	)(b)	1,156,618
Deferred Class B unit obligation	—	153,749	(153,749	)(f)	—
Deferred income taxes	2,468	2,352	—		4,820
Asset retirement obligation	129,394	156,447	—		285,841
Derivative instruments	41,951	19,471	—		61,422
Other long-term liabilities	4,922	11,857	—		16,779

Total liabilities	2,206,225	1,464,712	292,573		3,963,510
Commitments and contingencies
Equity
Series A preferred units, 8.0 million units issued and outstanding at June 30, 2014 and 0 at December 31, 2013	193,226	—	—		193,226
Common units, 120.2 million units issued and outstanding at June 30, 2014 and 119.2 million at December 31, 2013	1,786,401	—	1,562,437	(f)	3,308,838
			(40,000	)(e)
Class C convertible preferred unitholders (16,666,667 units issued and outstanding as of June 30, 2014 and December 31, 2013)	—	396,639	(396,639	)(d)	—
Public common unitholders (51,618,330 and 51,483,263 units issued and outstanding as of June 30, 2014 and December 31, 2013)	—	63,438	(63,438	)(f)	—
Affiliated common unitholders (7,145,866 units issued and outstanding as of June 30, 2014 and December 31, 2013)	—	(111,288)	111,288	(f)	—
Accumulated other comprehensive income	—	2,912	—	(a)	2,912
Noncontrolling interest	—	9,332	—	(a)	9,332

Total equity	1,979,627	361,033	1,173,648		3,514,308

Total liabilities and equity	$4,185,852	$1,825,745	$1,466,221		$7,477,818

See the accompanying notes to the unaudited pro forma combined financial statements.

Breitburn Energy Partners LP and Subsidiaries

Unaudited Pro Forma Combined Statement of Operations

For the Six Months Ended June 30, 2014

Thousands of dollars, except per unit amounts	Breitburn Historical	QRE Historical (Note 1)	Pro Forma Adjustments (Note 3)		Breitburn Pro Forma Combined
Revenues and other income items
Oil, NGLs and natural gas sales	$442,607	$246,786	$—		$689,393
Loss on commodity derivative instruments, net	(167,228)	(88,922)	—		(256,150)
Other revenue, net	2,655	9,143	—		11,798

Total revenues and other income items	278,034	167,007	—		445,041
Operating costs and expenses
Operating costs	165,257	104,724	149	(g)	270,130
Depletion, depreciation and amortization	131,746	64,905	3,609	(h)	200,260
General and administrative expenses	35,149	23,922	—		59,071
Loss on sale of assets	420	—	—		420

Total operating costs and expenses	332,572	193,551	3,758		529,881

Operating loss	(54,538)	(26,544)	(3,758)		(84,840)
Interest expense, net of capitalized interest	60,866	26,669	(12,342	)(k)	75,193
Loss on Deferred Class B unit obligation	—	11,972	(11,972	)(l)	—
Other income, net	(773)	(241)	—		(1,014)

Total other expense	60,093	38,400	(24,314)		74,179

Income (loss) before taxes	(114,631)	(64,944)	20,556		(159,019)
Income tax expense (benefit)	(148)	352	—		204

Net income (loss)	(114,483)	(65,296)	20,556		(159,223)
Less: Net income attributable to noncontrolling interest	—	668	—		668

Net income (loss) attributable to the partnership	(114,483)	(65,964)	20,556		(159,891)

Less: Distributions to preferred unitholders	1,833	—	—		1,833

Net income (loss) attributable to common unitholders	$(116,316)	$(65,964)	$20,556		$(161,724)

Basic net loss per unit	$(0.97)				$(0.84)

Diluted net loss per unit	$(0.97)				$(0.84)

Weighted average number of units used to calculate (d)
Basic net loss per unit	119,466		72,002	(m)	191,468

Diluted net loss per unit	119,466		72,002	(m)	191,468

See the accompanying notes to the unaudited pro forma combined financial statements.

Breitburn Energy Partners LP and Subsidiaries

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2013

Thousands of dollars, except per unit amounts	Breitburn Historical	QRE Historical (Note 1)	Whiting and Permian Basin Acquisitions Historical	Pro Forma Adjustments (Note 3)		Breitburn Pro Forma Combined
Revenues and other income items
Oil, NGLs, and natural gas sales	$660,665	$446,801	$191,648	$—		$1,299,114
Loss on commodity derivative instruments, net	(29,182)	(1,217)	—	—		(30,399)
Other revenue, net	3,175	8,828	—	—		12,003

Total revenues and other income items	634,658	454,412	191,648	—		1,280,718
Operating costs and expenses
Operating costs	262,822	180,698	43,648	614	(g)	487,782
Depletion, depreciation and amortization	216,495	122,640	—	3,166	(h)	388,833
				46,532	(i)
Impairments	54,373	—	—	—		54,373
General and administrative expenses	58,707	43,388	—	(3,397	)(j)	98,698
Gain on sale of assets	(2,015)	—	—	—		(2,015)

Total operating costs and expenses	590,382	346,726	43,648	46,915		1,027,671

Operating income (loss)	44,276	107,686	148,000	(46,915)		253,047
Interest expense, net of capitalized interest	87,067	48,000	—	(18,952	)(k)	116,115
Other income, net	(25)	(1,589)	—	—		(1,614)

Total other expense	87,042	46,411	—	(18,952)		114,501

Income (loss) before taxes	(42,766)	61,275	148,000	(27,963)		138,546
Income tax expense (benefit)	905	(353)	—	—		552

Net income (loss)	(43,671)	61,628	148,000	(27,963)		137,994
Less: Net loss attributable to noncontrolling interest	—	(663)	—	—		(663)

Net income (loss) attributable to the partnership	$(43,671)	$60,965	$148,000	$(27,963)		$137,331

Basic net income (loss) per unit	$(0.43)					$0.71

Diluted net income (loss) per unit	$(0.43)					$0.71

Weighted average number of units used to calculate
Basic net income (loss) per unit	101,604			90,724	(m)	192,328

Diluted net income (loss) per unit	101,604			91,088	(m)	192,692

See the accompanying notes to the unaudited pro forma combined financial statements.

Notes to the Unaudited Pro Forma Combined Financial Statements

1.	The QRE Historical Financial Statements

The QRE historical financial statements reflect the balance sheet and results of operations derived from QRE’s audited financial statements as of and for the year ended December 31, 2013 and the unaudited financial statements for the six months ended June 30, 2014. The QRE historical financial statements as presented include the following reclassifications to conform to Breitburn’s financial statement presentation.

Thousands of dollars	QRE Historical As filed	QRE Historical As presented
Balance Sheet as of June 30, 2014
Other property, plant and equipment	$15,033	$—
Non-oil and gas assets	—	15,033

Accrued and Other Liabilities	$78,619	$—
Accounts Payable	—	42,192
Distributions payable	—	14,221
Accrued interest payable	—	11,563
Accrued liabilities	—	10,643

Long-term debt	$1,011,852	$—
Credit facility	—	715,000
Senior notes, net	—	296,852

Income Statement for the Six Months ended June 30, 2014
Other income (expense)
Gain (loss) on commodity derivative contracts, net	$(88,922)	$—
Revenues and other income items
Gain (loss) on commodity derivative instruments, net	—	(88,922)

Production expenses	$97,016	$—
Disposal and related expenses	7,708	—
Operating costs	—	104,724

Depreciation, depletion and amortization	$60,592	$64,905
Accretion of asset retirement obligation	4,313	—

General and administrative expenses	$19,616	$23,922
Acquisition and transaction costs	4,306	—

Income Statement for the Year ended December 31, 2013
Other income (expense)
Gain (loss) on commodity derivative contracts, net	$(1,217)	$—
Revenues and other income items
Gain (loss) on commodity derivative instruments, net	—	(1,217)

Production expenses	$174,101	$—
Disposal and related expenses	6,597	—
Operating costs	—	180,698

Depreciation, depletion and amortization	$115,184	$122,640
Accretion of asset retirement obligation	7,456	—

General and administrative expenses	$41,901	$43,388
Acquisition and transaction costs	1,487	—

2.	Pro Forma Adjustments to the Unaudited Combined Balance Sheet

The merger agreement provides that, at the effective date, each QRE common unit and Class B unit issued and outstanding, or deemed issued (including Contingent Class B units) and outstanding as of immediately prior to the effective time will be converted into the right to receive 0.9856 Breitburn common units. However, in no event will Breitburn be obligated to issue in excess of 72,001,686 common units as consideration for the merger. Using a closing Breitburn unit price at September 18, 2014 of $21.70, the estimated value of Breitburn’s common unit consideration is $1,562.4 million. The final value of Breitburn’s common unit consideration will be determined based on the actual number of Breitburn units issued and the market price of Breitburn’s common units as of the date of acquisition. A five percent increase or decrease in the closing price of Breitburn’s common units, compared to the September 18, 2014 closing price of $21.70, would increase or decrease the value of Breitburn’s common unit consideration by approximately $78 million.

In addition, under the terms of the merger agreement, the holders of QRE Class C units will receive an amount of cash equal to $350 million divided by the number of Class C units outstanding immediately prior to the effective time.

The preliminary estimated purchase price allocation is based on discounted cash flows, quoted market prices and estimates made by management, the most significant assumptions related to the estimated fair values assigned to oil and gas properties. To estimate the fair values of the properties, estimates of oil and gas reserves were prepared by management in consultation with independent engineers. We apply strip pricing to the estimated reserve quantities acquired, and estimate future operating and development costs to arrive at estimates of future net revenues. For estimated proved reserves, the future net revenues are discounted using a weighted average cost of capital of approximately 9%. Accordingly, the pro forma fair value adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements. The actual fair values of the assets acquired and liabilities assumed may differ materially from the amounts presented in the below purchase price allocation as further analysis is completed. Accordingly, the final allocation of the purchase price may result in different adjustments than those shown in the unaudited pro forma financial statements, and these differences may have a material impact on the accompanying pro forma financial statements and the combined future results of operations and financial position.

(a)	Pro forma adjustments to the Unaudited Combined Balance Sheet at June 30, 2014 reflect the merger and the preliminary estimated purchase price for the QRE merger. The preliminary allocation of the purchase price for the QRE merger is as follows:

Thousands of dollars
Oil and gas properties	$2,329,580 (i)
Non-oil and gas assets—ETSWDC	14,756 (i)
Goodwill	778,815
Other assets acquired net of liabilities assumed	10,933
Current portion of asset retirement obligation	(4,356)
Long-term portion of asset retirement obligation	(156,447)
Credit facility debt assumed	(715,000)
Senior Notes assumed—at fair value	(333,600)
Accumulated other comprehensive income	(2,912)
Non-controlling interest	(9,332)

Total common unit and cash consideration	$1,912,437

i.	The estimated fair value of the oil and gas properties is $2,329.6 million, resulting in a fair value pro forma adjustment of $298.0 million. QRE Historical accumulated depletion and depreciation was eliminated by a pro forma adjustment of $379.1 million to reflect property, plant and equipment at fair value.

QRE owns a 59% ownership interest in East Texas Salt Water Disposal Company (“ETSWDC”), a saltwater disposal company, and it consolidates the results for this company as it holds a majority interest. At June 30, 2014, the fair value was approximately $14.8 million, which is reflected in non-oil and gas assets. The non-controlling interest for ETSWDC at June 30, 2014 was $9.3 million.

(b)	QRE’s senior notes have a face value of $300 million, a net book value of $296.9 million and a fair value of $333.6 million. We assume the senior notes are retired and are refinanced with borrowings under our credit facility, and, as such, pro forma adjustments include a reduction to senior notes of $296.9 million, an increase to credit facility debt of $333.6 million and a reduction of other long-term assets by $9.0 million, to eliminate QRE’s debt issuance costs associated with its senior notes and existing credit facility, which will be refinanced under our new credit facility (see (c) below).

(c)	Other long-term assets and credit facility debt reflect $19.6 million in pro forma adjustments for borrowings to fund estimated debt issuance costs related to the expected increase in our borrowing base from $1.6 billion to $2.5 billion. The debt issuance costs are amortized over an assumed five-year term.

(d)	Reflects $350 million of pro forma borrowings under our credit facility to pay the holders of QRE Class C convertible preferred units and a pro forma adjustment of $396.6 million to eliminate the book value of QRE Class C convertible preferred units.

(e)	Reflects borrowings to pay $40 million in estimated transaction costs, consisting of investment banking fees, legal fees and other merger-related transaction costs. The transaction costs are excluded from the pro forma statements of operations, and instead included as an adjustment to common unit equity, as they reflect non-recurring charges not expected to have a continuing impact on the combined results.

(f)	Based on the terms of the merger agreement, holders of QRE common units and Class B units (including Contingent Class B units) will receive approximately 72 million Breitburn common units, or 0.9856 Breitburn common unit for each QRE common unit or Class B unit. As such, pro forma adjustments include $1,562.4 million for the issuance of Breitburn common units. In addition, pro forma adjustments to eliminate QRE’s historical equity accounts include $153.7 million for the Class B unit obligation, $63.4 million for QRE common units held by the public and $111.3 million for QRE common units held by affiliates.

3.	Pro Forma Adjustments to the Unaudited Combined Statements of Operations

The unaudited pro forma combined statements of operations have been adjusted as follows:

(g)	For the six months ended June 30, 2014 and the year ended December 31, 2013:

Reflects an increase in operating costs of $0.1 million and $0.6 million, respectively, to account for geological, geophysical and delay rental expenditures using the successful efforts method rather than the full cost method used by QRE.

(h)	For the six months ended June 30, 2014:

Reflects $3.6 million of incremental depletion, depreciation and amortization (“DD&A”) calculated using the fair value of QRE’s oil and gas properties.

For the year ended December 31, 2013:

Reflects $3.2 million of incremental DD&A calculated using the fair value of QRE’s oil and gas properties.

(i)	Reflects $46.5 million of incremental DD&A related to the oil and gas properties acquired in the Permian Basin and Whiting acquisitions.

(j)	Reflects $1.1 million in incremental general and administrative (“G&A”) expenses for the Permian Basin and Whiting acquisitions and an adjustment to remove acquisition transaction costs from G&A expenses related to the Whiting assets of $4.5 million.

(k)	For the six months ended June 30, 2014:

Reflects a $12.3 million decrease in interest expense associated with QRE’s debt, assuming the retirement of QRE’s senior notes and the refinancing of all debt under our new credit facility (as detailed in 2 (a) through 2 (e) above). The assumed variable rate was 2.279% for the six months ended June 30, 2014. If the variable interest rate increased or decreased by 0.125% from the assumed variable rate, the six month ended June 30, 2014 pro forma interest expense would have increased or decreased by $2.4 million.

For the year ended December 31, 2013:

Reflects a $19.0 million decrease in interest expense attributable to the elimination of QRE’s historical interest expense of $48.0 million, partially offset by $29.0 million of interest expense associated with borrowings to fund the QRE merger and the Whiting and Permian Basin acquisitions. The assumed variable rate was 2.189% for the year ended December 31, 2013. If the variable interest rate increased or decreased by 0.125% from the assumed variable rate, the year ended December 31, 2013 pro forma interest expense would have increased or decreased by $2.2 million.

(l)	For the six months ended June 30, 2014:

Eliminate the $12.0 million loss on Deferred Class B unit obligation based on the terms of the merger agreement (see 4 (f) above for a discussion of the Class B units).

(m)	For the six months ended June 30, 2014:

Give effect, as of January 1, 2013, of the 72.0 million Breitburn common units issued as partial consideration for the merger to the denominator for calculating net income (loss) per unit.

For the year ended December 31, 2013:

Give effect, as of January 1, 2013, of the 72.0 million Breitburn common units issued as partial consideration for the merger to the denominator for calculating net income (loss) per unit, and the Breitburn common units issued for the February 2013 and November 2013 equity offerings. Also, include weighted average participating securities and dilutive units (previously not included in the denominator of net income (loss) per unit) as the pro forma combined statement of operations is in an income position compared to a loss position for Breitburn’s historical statement of operations.

4. Supplemental Oil and Gas Information (Unaudited)

The following table sets forth certain unaudited pro forma information regarding estimates of Breitburn’s proved crude oil, natural gas and NGL reserves for the year ended December 31, 2013, giving effect to the merger as if it had occurred on January 1, 2013. Because reserve estimates are inherently imprecise and require extensive judgments of reservoir engineering data, they are generally less precise than estimates made in conjunction with financial disclosures.

	Breitburn Historical				QRE Historical				Breitburn Pro Forma
	Total (MBoe)	Crude oil (in MBbls)	NGL (in MBbls)	Natural Gas (in MMcf)	Total (MBoe)	Crude oil (in MBbls)	NGL (in MBbls)	Natural Gas (in MMcf)	Total (MBoe)	Crude oil (in MBbls)	NGL (in MBbls)	Natural Gas (in MMcf)
Net proved reserves

Beginning Balance	149,398	73,593	5,381	422,545	99,110	56,838	10,552	190,320	248,508	130,431	15,933	612,865
Revision of previous estimates	13,696	(3,312)	2,678	85,985	3,671	8,429	241	(29,997)	17,367	5,117	2,919	55,988
Purchase of previous reserves in-place	60,933	47,655	8,223	30,331	7,393	7,229	163	3	68,326	54,884	8,386	30,334
Sale of reserves in-place	(91)	(91)	—	—	—	—	—	—	(91)	(91)	—	—
Extensions, discoveries and other	1,317	1,014	48	1,527	5,443	4,342	616	2,912	6,760	5,356	664	4,439
Production	(10,983)	(5,651)	(640)	(28,156)	(6,535)	(3,823)	(796)	(11,497)	(17,518)	(9,474)	(1,436)	(39,653)

Ending Balance	214,271	113,208	15,690	512,233	109,081	73,015	10,776	151,741	323,352	186,223	26,467	663,974

Proved developed reserves
Beginning Balance	119,721	56,688	2,469	363,378	74,562	44,487	8,125	131,700	194,283	101,175	10,594	495,078
Ending Balance	173,421	86,271	10,236	461,485	92,696	61,492	9,505	130,201	266,117	147,763	19,741	591,686

Proved undeveloped reserves
Beginning Balance	29,677	16,905	2,912	59,167	24,549	12,351	2,427	58,620	54,226	29,256	5,339	117,787
Ending Balance	40,850	26,938	5,454	50,748	16,385	11,524	1,272	21,540	57,235	38,462	6,726	72,288

Unweighted average first-day-of-the-month oil and natural gas prices used to determine our total estimated proved reserves as of December 31, 2013 were $96.94 per Bbl of oil and $3.67 per MMBtu of gas.

Summarized in the following table is information for Breitburn’s unaudited pro forma standardized measure of discounted cash flows relating to estimated proved reserves as of December 31, 2013, giving effect to the merger. The standardized measure of discounted future net cash flows was determined based on the economic conditions in effect at December 31, 2013. The disclosures below do not purport to present the fair market value of Breitburn’s oil and gas reserves. An estimate of the fair market value would also take into account, among other things, the recovery of reserves in excess of proved reserves, anticipated future changes in prices and costs, a discount factor more representative of the time value of money and risks inherent in reserve estimates. The pro forma standardized measure of discounted future net cash flows is presented as follows:

Thousands of dollars	Breitburn Historical	QRE Historical	Breitburn Pro Forma
Future cash inflows	$13,187,507	$8,264,552	$21,452,059
Future production and development costs	(6,666,514)	(4,108,224)	(10,774,738)

Future net cash flows	6,520,993	4,156,328	10,677,321
Discounted at 10% per year	(3,295,145)	(2,112,944)	(5,408,089)

Standardized measure of discounted future net cash flows	$3,225,848	$2,043,384	$5,269,232

The following table sets forth unaudited pro forma information for the principal sources of changes in the standardized measure of discounted future net cash flows for the year ended December 31, 2013, giving effect to the merger:

Thousands of dollars	Breitburn Historical	QRE Historical	Breitburn Pro Forma
Beginning balance	$1,989,895	$1,606,841	$3,596,736

Sales, net of production expense	(397,843)	(272,700)	(670,543)
Net change in sales and transfer prices, net of production expense	259,186	121,459	380,645
Previously estimated development costs incurred during year	176,253	12,146	188,399
Changes in estimated future development costs	(140,105)	38,493	(101,612)
Extensions, discoveries and improved recovery, net of costs	28,445	171,240	199,685
Purchase of reserves in place	1,044,004	170,811	1,214,815
Sale of reserves in-place	(2,694)	—	(2,694)
Revision of quantity estimates and timing of estimated production	69,718	34,410	104,128
Accretion of discount	198,989	160,684	359,673

Ending balance	$3,225,848	$2,043,384	$5,269,232